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                                                                EXHIBIT (6)(ii)



                                     [FORM]



                       INVESTMENT SUB-ADVISORY AGREEMENT


       AGREEMENT executed as of _____________, 1995 by and between PNC Asset Management Group, Inc., a Delaware corporation, and Morgan Grenfell Investment Services, Ltd. a London based company and registered investment adviser ("Sub-Adviser").

       WHEREAS, PNC Asset Management Group, Inc. is the investment manager for The PNC Fund ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

       WHEREAS, PNC Asset Management Group, Inc. desires to retain Sub-Adviser as its agent to furnish investment advisory services for the International Fixed Income Fund, a diversified investment portfolio of the Trust (the "Fund").

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. PNC Asset Management Group, Inc. hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

       2. Delivery of Document. PNC Asset Management Group, Inc. has furnished Sub-Adviser with copies properly certified or authenticated of each of the following:


       (a) Resolutions of the Fund's Board of Trustees authorizing the appointment of Advisor as the Portfolios' advisor and approving this Agreement;

       (b) The Fund's Declaration of Trust as filed with the State Secretary of the Commonwealth of Massachusetts and the Boston City Clerk on December 22, 1988:

       (c)    The Fund's Code of Regulations;

       (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on December 23, 1988;
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       (e)    The Fund's Registration Statement on Form N-1A (the "Registration
              Statement") under the Securities Act of 1933 and 1940 Act, as filed with the SEC on December 23, 1988, and all amendments thereto;

       (f) The Fund's most recent prospectus for the Portfolios (such prospectus together with the related statement of additional information, as currently in effect and all amendments and supplements thereto, are herein called "Prospectus"); and

       (g) Any other information reasonably needed by Sub-Adviser to satisfy its obligations under this Agreement.

              PNC Asset Management Group, Inc. will furnish Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

       3. Management. Subject always to the supervision of Trust's Board of Trustees and PNC Asset Management Group, Inc., Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, all on behalf of the Fund. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth in Section 8, below), and will monitor the Fund's investments, and will comply with the provisions of Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund. Sub-Adviser and PNC Asset Management Group, Inc. will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser shall also make itself reasonably available to the Board of Trustees at such times as the Board of Trustees shall request.

       Sub-Adviser represents and warrants that it is in compliance with all applicable Rules and Regulations of the SEC pertaining to its investment advisory activities and agrees that it:

              (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

              (b) will conform with all applicable Rules and Regulations of the SEC pertaining to its investment advisory activities;

              (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with





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       brokers or dealers, Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to PNC Asset Management Group, Inc., Sub-Adviser or any affiliated person of either the Trust, PNC Asset Management Group, Inc. or Sub-Adviser, except as may be permitted under the 1940 Act;

              (d) will report regularly to PNC Asset Management Group, Inc. and will make appropriate persons available for the purpose of reviewing at reasonable times with representatives of PNC Asset Management Group, Inc. and the Board of Trustees the management of the Fund, including, without limitation, review of the general investment strategy of the Fund, the performance of the Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by PNC Asset Management Group, Inc.;

              (e) will maintain books and records with respect to Trust's securities transactions and will furnish PNC Asset Management Group, Inc. and the Trust's Board of Trustees such periodic and special reports as the Board or PNC Asset Management Group, Inc. may request;

              (f) will act upon instructions from PNC Asset Management Group, Inc. not inconsistent with the fiduciary duties hereunder; and

              (g) will treat confidentially and as proprietary information of Trust all such records and other information relative to Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust.

       Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices





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of meetings and other notices affecting or relating to the securities of the
Fund.

       4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for Trust are the property of Trust and further agrees to surrender promptly to Trust any of such records upon Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

       5. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for Trust.

       6. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, PNC Asset Management Group, Inc. will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable quarterly, in accordance with Schedule A hereto. From time to time, Sub-Adviser may voluntarily agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

       7. Services to Others. PNC Asset Management Group, Inc. understands, and has advised Trust's Board of Trustees, that Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies, provided, however, that the Sub-Adviser shall not provide advisory or sub-advisory services to any bank-advised investment company without the express written consent of PNC Asset Management Group, Inc. which will not be unreasonably withheld. With the exception previously noted, PNC Asset Management Group, Inc. has no objection to Sub-Adviser's acts in such capacities, provided that whenever the Fund and one or more other investment companies advised by Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by Sub-Adviser to be equitable to each company. PNC Asset Management Group, Inc. recognizes, and has advised the Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, PNC Asset Management Group, Inc. understands, and has advised Trust's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-



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
Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

       8. Limitation of Liability. PNC Asset Management Group, Inc. will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub-Adviser's duties under this Agreement, except a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.

       9. Indemnification. PNC Asset Management Group, Inc. and Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

       10. Duration and Termination. This Agreement will become effective as to the Fund on the first day the Fund's shares are offered to the public provided that it has been approved by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, will continue in effect until March 31, 1997.

              Thereafter, if not terminated, this Agreement will continue in effect for the Fund for successive periods of 12 months, each ending on March 31, provided that such continuation is specifically approved at least annually
(a) by the vote of a majority of those members of Trust's Board of Trustees who are not interested persons of Trust, Sub-Adviser, or PNC Asset Management Group, Inc., cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of Trust's Board of Trustees or by the vote of a majority of all votes attributable to the outstanding Shares of the Fund. Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, on sixty (60) days' written notice by PNC Asset Management Group, Inc. or by Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities, "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.)

              This Agreement will terminate automatically if the advisory agreement between the Fund and PNC Asset Management Group, Inc. is terminated.





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       11.    Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

       12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of New Jersey.

              "The PNC Fund" and "Trustees of the The PNC Fund" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "The PNC Fund" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the





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Trust Property belonging to such class for the enforcement of any claims against the Fund.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                             PNC ASSET MANAGEMENT GROUP, INC.

                             By:_______________________________

                             Name:_____________________________

                             Title:____________________________



                             MORGAN GRENFELL INVESTMENT SERVICES, LTD.

                             By:_______________________________

                             Name:_____________________________

                             Title:____________________________





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                                   SCHEDULE A

                             _______________, 1995



The International Fixed Income Fund.

    Compensation will be paid at an annual rate of average annual daily net assets.



                             PNC ASSET MANAGEMENT GROUP, INC.

                             By:_______________________________

                             Name:_____________________________

                             Title:____________________________



                             MORGAN GRENFELL INVESTMENT SERVICES, LTD.

                             By:_______________________________

                             Name:_____________________________

                             Title:____________________________





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